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                             OPINION OF LATHAM & WATKINS           EXHIBIT 5.1

                                   [LETTERHEAD]




                                   May 2, 1997



Realty Income Corporation
220 West Crest Street
Escondido, California 92025

               Re: Registration Statement No. 33-95374; $110,000,000 Aggregate Principal Amount of 7 3/4% Notes Due 2007

Ladies and Gentlemen:

         We have acted as special counsel to you in connection with the issuance of $110,000,000 aggregate principal amount of 7 3/4% Notes due 2007 (the"Securities"), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "1933 Act"), filed with the Securities and Exchange Commission (the "Commission") on August 3, 1995 (File No. 33-95374), as amended by Amendment No. 1 filed with the Commission on September 8, 1995 (the "Registration Statement"), and a prospectus supplement dated May 1, 1997 and a related prospectus dated April 18, 1997 (collectively, the "Prospectus"). Except as otherwise expressly indicated, the terms Registration Statement and Prospectus shall include all documents incorporated by reference therein.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

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Realty Income Corporation
May 1, 1997


         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture (the "Indenture") between the Company and The Bank of New York (the "Trustee") dated as of May 6, 1997, as supplemented by the Officers' Certificate pursuant to Sections 301 and 303 of the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         The opinions rendered in the foregoing paragraphs relating to the enforceability of the Securities are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture; and (iv) we express no opinion with respect to whether acceleration of the Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

         To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We consent to your filing this opinion as an exhibit to a current report on Form 8-K and to the reference to our firm in the prospectus supplement dated May 1, 1997, contained under the heading "Legal Matters."


                                     Very truly yours,



                                    /s/ LATHAM & WATKINS


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Realty Income Corporation
May 1, 1997


         We consent to your filing this opinion as an exhibit to a current report on Form 8-K and to the reference to our firm in the Prospectus Supplement contained under the heading "Legal Matters."

                             Very truly yours,




                             LATHAM & WATKINS